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GENZYME CORPORATION

(Name of Registrant as Specified In Its Charter)

DR. STEVEN BURAKOFF
DR. ALEXANDER J. DENNER
MR. CARL C. ICAHN
DR. RICHARD MULLIGAN
DR. ERIC ENDE
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
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Report of Economists Incorporated Regarding 2009 Clayton Act Thresholds for Competing Sales of Rituxan and Campath

Proskauer Rose LLP, antitrust counsel to the Icahn Parties, engaged Economists Incorporated to undertake economic analyses related to the application of certain de minimus provisions of Section 8 of the Clayton Act (Section 8) to potential board of director overlaps between Genzyme Corporation (“Genzyme”) and Biogen Idec Inc. (“Biogen”).  On June 3, 2010 Economists Incorporated delivered a report  (“Report”) to Proskauer Rose LLP which states the following conclusion (qualified in its entirety by the Report, a copy of which is attached hereto as Exhibit 1 and which we strongly suggest be read in its entirety).

“Conclusion
Using worldwide sales data, Section 8’s 2% de minimus test is met for both Genzyme and Biogen (See Figures 1-3, 5). With respect to Genzyme, its worldwide gross sales revenues from the sale of Campath relative to its total worldwide gross sales revenues are below 2%. Similarly, with respect to Biogen, Biogen’s worldwide gross revenues from the sale of off-label Rituxan are less than 2% of Biogen’s total worldwide gross revenues.

As is shown in Figure 4 and Figure 6, Section 8 shares below 2% are also found if one calculates these ratios for the United States, rather than the world.

Given that both Genzyme’s and Biogen’s Section 8 competitive sales ratios are below 2%, the ratios are below both the one-firm 2% de minimus benchmark and the two-firm 4% de minimus benchmark.”1

* * * * * *

All shareholders of Genzyme are advised to read the definitive proxy statement and the gold proxy card filed with the SEC on May 4, 2010 and other documents related to the solicitation of proxies by the Participants from the shareholders of Genzyme for use at the 2010 annual meeting of shareholders of Genzyme because they contain important information. The definitive proxy statement and form of proxy along with other relevant documents are available at no charge on the SEC’s website at http://www.sec.gov or by contacting D.F. King & Co., Inc. by telephone toll free at (800) 347-4750 or by visiting their website www.dfking.com/genzyme.  In addition, the Participants will provide copies of the definitive proxy statement without charge upon request.

1 Genzyme has not put forth factual evidence to support a violation of the Clayton Act. Genzyme has stated in its soliciting materials that “[n]either the FTC nor any other judicial or regulatory authority charged with the administration and/or interpretation of the Clayton Act has made a factual determination that the election of Dr. Denner of Dr. Mulligan would violate the Clayton Act. “ Although the Icahn Parties believe that the election of Drs. Denner and Mulligan to the Board of Genzyme would not constitute a violation of the Clayton Act, the Icahn Parties are unable to confirm that a violation of the Clayton Act would not occur if Drs. Denner and Mulligan were elected to the Board, even absent a final determination by the relevant regulatory authorities and/or courts.

Economists
INCORPORATED

To: Alicia Batts, Proskauer Rose LLP

From: Economists Incorporated

Date: June 3, 2010

Subject: Genzyme

Economists Incorporated (EI) was asked by Proskauer Rose LLP to undertake economic analyses related to the application of certain *de minimus* provisions of Section 8 of the Clayton Act (Section 8) to potential board of directors overlaps between Genzyme Corporation (Genzyme) and Biogen Idec Inc. (Biogen). In particular, EI was asked to use publicly available information[1] to evaluate if, in 2009, (a) the competitive sales of <u>either</u> Genzyme or Biogen were less than 2 percent of the relevant corporation's total sales; or (b) the competitive sales of <u>both</u> Genzyme and Biogen were less than 4% of the relevant corporation's total sales.

<u>Competitive Overlaps</u>

Focusing on 2009, which counsel indicated was the relevant period under Section 8, EI considered whether there are competitive overlaps that could potentially be of concern under Section 8. In undertaking this analysis, EI recognized that two pharmaceuticals will not be in competition with each other unless both drugs can be used to treat the same specific disease and are substitutes for each other in the treatment of that specific disease. For example, even if two pharmaceuticals both treat cancer, the drugs may not be competitive if they treat different types of cancers. Moreover, even if two pharmaceuticals are both used to treat the same type of cancer, the drugs may not be competitive if they are used as complements in the treatment of the particular cancer (e.g., the two pharmaceuticals are used together in a treatment regime, rather than being substitutes for each other).

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1 EI's analysis uses publicly available data, gathered from trade press, press releases, company 10-Ks, as well as sales data on the relevant drugs from IMS and Wolters Kluwer, the two leading providers of pharmaceutical sales data.

In 2009, the only Section 8 competitive overlaps (which we understand to be substitutable products produced by the firms with potentially overlapping directors) between Genzyme and Biogen that EI identified based on public records involved oncology products. While both Genzyme and Biogen produced and marketed "oncology" drugs in 2009, for the most part their oncology drug offerings do not appear to be substitutes in the treatment of any specific type of cancer or disease state, and thus are not competitive products. In fact, based on publicly available documents, the only potentially significant direct Section 8 competitive overlap between Rituxan, Biogen's sole oncology drug, and any of Genzyme's oncology drugs appears to involve Campath. This competitive overlap is present because both Rituxan and Campath can be used to treat chronic lymphocytic leukemia (CLL).[2] However, in 2009, Biogen could not promote the sale of Rituxan for the treatment of CLL in the U.S. because Rituxan had not been approved in the U.S. for this use (only adding this use to its U.S. label in February 2010).

Since there undoubtedly were some off-label U.S. sales of Rituxan for CLL in 2009, EI explored the significance of these sales. In particular, EI attempted to quantify the magnitude of the competitive sales of Campath and Rituxan, relative to the total sales, in turn, of Genzyme and Biogen.

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[2] EI explored some other possible instances where Genzyme oncology drugs might compete with Biogen's Rituxan. First, Rituxan and Genzyme's Fludara are both used for CLL treatment. However, the Rituxan U.S. label states that Rituxan is approved for CLL only in combination with Fludara, indicating that Rituxan and Fludara are mainly complements, not substitutes in CLL end uses. Second, Rituxan and Genzyme's Mozobil are both used in Non-Hodgkins Lymphoma (NHL) end uses. However, Mozobil is only used in conjunction with autologous transplant therapy (where Rituxan is not used), and does not compete with Rituxan for general NHL therapy. (Genzyme 2009 10-K at 14-15; 20) Third, there is the possibility that Rituxan (rituximab) and Fludara (fludarabine) are substitutes for the treatment of NHL. However, EI was not able to identify significant substitution of Rituxan for Fludara. In particular, medical literature appears to focus on the use of fludarabine alone or in combination with other pharmaceuticals, such as rituximab, rather than the substitution of Rituxan for Fludara. (See e.g., Lev Shvidel, Mirel Cohn, and Erica Sigler, *Pharmacotherapy Update: Fludarabine in the Treatment of Non-Hodgkin's Lymphoma* 1 CLINICAL MEDICINE: THERAPEUTICS 359 (2009) available at: http://www.la-press.com/pharmacotherapy-update-fludarabine-in-the-treatment-of-non-hodgkinrsqu-a1457.) Given this, even if there is some substitution involving these other oncology applications and products, it is likely *de minimus*.

2

Campath Sales as a Percentage of Total Genzyme Sales

Assuming that Campath competes with Rituxan in CLL end uses (despite the fact that in 2009, this use was not on the Rituxan label in the U.S.), EI attempted to determine whether Campath's 2009 gross sales as a percentage of total 2009 gross Genzyme sales exceed the Section 8 *de minimus* standards.

Based on its research, EI believes that Genzyme's 2009 revenues from the sale of Campath had three components. Prior to May 29, 2009, there was a contract between Bayer and Genzyme that gave Genzyme (a) 2/3 of U.S. Campath net profits and (b) a royalty rate on non-U.S. Campath sales. After May 29, 2009, the world-wide rights to Campath were fully transferred from Bayer to Genzyme and Genzyme earned (c) all the world-wide revenues on Campath. These three components of Genzyme's gross worldwide Campath revenues ($6.7 million; $9.0 million, and $63.9 million, which total to $79.6 million) are shown in **Figure 1.** As is also shown in **Figure 1**, the ratio of Genzyme's Campath worldwide gross revenues of $79.6 million to Genzyme's total 2009 worldwide gross revenues of $5.2 billion is 1.53%. This is well below the 2% Section 8 benchmark.

EI undertook a sensitivity analysis to test how the results differ if different approaches to calculating Campath's 2009 world-wide sales are used. In **Figure 1**, the level of 2009 world-wide sales for Campath (both Genzyme and Bayer) is calculated to be $109.6 million, a figure derived from the 2009 U.S. Campath sales ($48.2 million) by maintaining the same ratio of U.S. to worldwide Campath sales (44%) as was calculated for 2008. In **Figure 2**, Genzyme's Section 8 sales ratio is calculated using a different worldwide Campath sales estimate, while maintaining the U.S. sales estimate that was used in **Figure 1** (which was the 2009 value obtained from Wolters Kluwer, a survey research firm that collects pharmaceutical sales data). Specifically, in **Figure 2**, it is assumed that non-U.S. 2009 sales of Campath remained at the 2008 level, rather than declining (as the Wolters Kluwer data suggest[3]). As is shown in **Figure 2**, this adjustment does not have a significant effect on the ratios, since all of the ratios remain below 2%.

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[3] IMS data also indicate that Campath sales declined after 2008 in the U.S. The IMS data also show worldwide and non-U.S. declines after 2008.

3

In **Figure 3**, Campath's U.S. and worldwide sales are estimated using IMS data, rather than Wolters Kluwer data.[4] As is shown in **Figure 3**, using the IMS data (which provides information on both U.S. sales and non-U.S. sales) does not change the fundamental result, since the Section 8 ratio remains below 2%.

Finally, EI also calculated Section 8 ratios based on U.S. sales, rather than worldwide sales (for both the numerator and denominator). The findings of this effort are reported in **Figure 4**. Again, the Section 8 ratio is below 2%.

In sum, all of the calculations shown in the four Figures find that the ratio of Genzyme's Campath 2009 gross revenues to Genzyme's total 2009 gross revenues is below 2%. As such, they are below the 2% *de minimus* benchmark of Section 8.

<u>Competitive Rituxan Sales as a Percentage of Total Biogen Sales</u>

Until February 2010, the only U.S. sales of Biogen's Rituxan that could have competed with Genzyme's Campath for CLL therapy were off-label Rituxan sales (since Rituxan had not yet been approved for CLL in the U.S.). In addition, Rituxan has been the drug of choice for NHL uses for a number of years, and it is difficult to know how many Rituxan sales are for CLL as opposed to NHL uses, both in the U.S. and the rest of the world. As a result, it is very difficult to estimate the appropriate numerator in a Section 8 sales ratio that compares "competitive" Rituxan revenues for CLL use to total 2009 Biogen sales. Nonetheless, it is possible to determine if this ratio exceeds the 2% and/or 4% Section 8 benchmarks.

Specifically, one can make this assessment by: (1) determining how large Biogen's revenues from (off-label and any on-label) Rituxan sales for CLL uses would have to be to violate the 2% and/or 4% *de minimus* tests for Biogen; and (2) asking if it is plausible that Biogen's 2009 revenues from such "competitive" Rituxan sales could be that high. Calculations that support this approach are reported in **Figure 5**.

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[4] IMS, like Wolters Kluwer, is a well-established survey research firm the collects data on pharmaceutical sales. The IMS data report somewhat smaller U.S. Campath sales than Wolters Kluwer, which were used in **Figures 1** and **2**. As a result, it was conservative to use the Wolters Kluwer data in **Figures 1** and **2**.

4

Assuming Biogen's worldwide sales are $4.66 billion,[5] a 2% test would be violated if Biogen's worldwide revenues from the sale of Rituxan for CLL use in 2009 were greater than $93.2 million. As a result, EI undertook an effort to determine if it is plausible that Biogen's 2009 revenues from Rituxan sales for CLL use exceeded $93.2 million. As is explained below, even when conservative assumptions are made that will likely overstate Biogen's Rituxan sales into CLL use, estimated competitive worldwide Rituxan sales are substantially less than $93.2 million.

In 2009, Biogen obtained revenues from the sale of Rituxan both in the U.S. and outside of the U.S. Under a joint marketing agreement, Biogen's U.S. revenues equaled a 40% share of U.S. Rituxan pre-tax, co-promotion profits, as well as reimbursement for Rituxan development and selling expense in the U.S.[6] Biogen also earned royalties on foreign sales. For our purposes, it is necessary to determine the magnitude of each of these sources of 2009 Biogen Rituxan revenues associated with CLL use.

The entire U.S. CLL market was estimated to be approximately $153 million in 2005, with 77% of that figure (approximately $118 million) being accounted for by monoclonal antibodies (MAbs) such as Rituxan and Campath.[7] Assume the U.S. CLL market increased by a factor of 1.5 from 2005 - 2009 to approximately $229.5 million (a highly expansive assumption).[8] Assume further that the U.S. CLL market is 60% of the worldwide CLL market,[9] putting the non-U.S. CLL market at 40% of worldwide sales of $382.5 million, or approximately $153 million. Even if Rituxan got all the CLL sales in the U.S. and the rest of the world in 2009 (a highly improbable assumption since Rituxan wasn't even approved for CLL use in the U.S. while Campath was the predominant CLL drug), Biogen's

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5 Biogen gross sales in 2009 were generated by summing 'Gross Product Revenue', 'Unconsolidated Joint Business', and 'Other' revenues ($3436+$1094.9+$129.5 = $4660.4 million). Biogen 10-k 2009 at 36, 41.

6 Biogen 2009 10-K at 38-40; F-8.

7 http://www.redorbit.com/news/health/562960/view_current_treatment_options_for_chronic_lymphocytic_leukemia_cll/index.html#

8 The number of patients who are affected by CLL is growing by 1.9% per year. (http://techtransfer.universityofcalifornia.edu/NCD/19549.html) By contrast, increasing the CLL market by a factor of 1.5 in 4 years implies greater than 10% compound growth.

9 IMS data. Campath was the only MAb drug approved for CLL uses in 2009 in the United States.

5

2009 revenues from Rituxan for CLL uses relative to its total worldwide revenues is unlikely to exceed 2%.

Biogen's 2009 revenue from U.S. Rituxan sales for CLL use, under the overly conservative assumption that it was the sole producer in the U.S., would be $51.1 million. This consists of two components. One component, estimated at $45.9 million, captures revenues from Biogen's return on U.S. sales (0.5 profit rate[10] times 0.4 Biogen share of profits[11] times assumed U.S. CLL sales of $229.5 million). The other component reflects Biogen's 2009 reimbursement of selling and development expenses in the U.S. attributable to CLL use and is estimated at $5.2 million.[12]

Biogen's 2009 revenues from rest-of-the-world Rituxan sales for CLL use, again making the extremely conservative assumption that Rituxan is the sole product used to treat CLL (and doesn't split the market with Campath), would be $18.4 million (12% royalty[13] times assumed non-U.S. CLL sales of $153 million).

Thus total 2009 worldwide Biogen CLL revenue from Rituxan, if Biogen's share of assumed CLL worldwide sales were 100% (i.e., Biogen covered 100% of CLL patients), would be $69.5 million, which is less than $93.2 million (2% of total worldwide Biogen 2009 revenues). Or, as is shown in **Figure 5**, applying the

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10 This is the same conservative profit rate used for Campath above. It is also conservative because it is higher than profit rates reflected in a recent Biogen presentation. (See e.g., January 12, 2010 presentation where Biogen's operating margin was estimated to be 40%, implying that an assumption of 50% is conservative. This presentation is available at: http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MzY0NjI3fENoaWxkSUQ9MzU5MDA3fFR5cGU9MQ==&t=1).

11 See Biogen 2009 10-K at 39.

12 Biogen's total 2009 reimbursement of selling and development expenses in the U.S. for Rituxan was $65.6 million. (2009 Biogen 10-K at 39) We took 8% of the $65.6 selling and development cost and got $5.2 million as a conservative estimate of the proportion of these expenses attributable to CLL use of Rituxan in the U.S. This is based on our estimate above that Biogen's U.S. revenues from sales of Rituxan attributable to CLL are $45.9 million, which is somewhat less than 8% of Biogen's total U.S. revenues ($773.6 million). (2009 Biogen 10-K at 39)

13 See Genentech March 12, 2008 SEC Filing, Schedule 14A at p. 8, which describes the licensing rates on Rituxan paid by Hoffman-La Roche to Genentech both *during* the time (20%) and *after* the time (8% and 10%) Genentech pays, in turn, a royalty to Biogen. The largest difference between the before and after rates is 12%, which is what we conservatively use as the licensing rate paid by Genentech to Biogen.

6

extremely conservative assumptions discussed above, one finds that the Section 8 ratio for worldwide sales is below 2%.

This calculation is designed to be very conservative. For example, it assumes zero Campath sales (which were in excess of $70 million in 2009[14]) and it assumes zero non-MAb sales (which were 23% of CLL sales in 2005 and would be expected to still be significant in 2009). In addition, the calculation is overstated because a number of the country-specific royalty periods for sales in the rest of the world (those from France, Spain, Germany, and the UK) expired during 2009[15], lessening Biogen revenues from non-U.S. sales below those calculated above, since the calculation assumed all non-U.S. CLL sales were pursuant to the 12% royalty payment.

As is shown in **Figure 6**, a parallel calculation that focuses on U.S. sales also finds that the Section 8 ratio is below 2%.

<u>Conclusion</u>

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14 See **Figure 1**.

15 See Biogen 2009 10-K at 40.

7

Figure 1

Estimate of Ratio of Genzyme's Gross Revenue from Sale of Campath to Total Revenue

Worldwide Sales Estimated Using 2008 Ratio of U.S. Campath Sales to Worldwide Campath Sales

	(Millions)	Notes:
U.S. WAC Sales of Campath in 2009 (split between Bayer and Genzyme)	$48.2	(1)
Estimated Worldwide Sales of Campath in 2009 Based on Ratio of U.S. to Worldwide Sales	$109.6	(2) - (5)
Ex-U.S. Sales of Campath in 2009	$61.4	
Calculations of Genzyme Share of Campath Revenues		
First 5 Months 2009		
2/3 of U.S. Profit for 5 months	$6.7	(6)
Royalties for 5 months	$9.0	(7)
Last 7 Months 2009		
Worldwide sales June through December 2009	$63.9	(8)
Genzyme Gross Revenue from sale of Campath	$79.6	(9)
Genzyme Gross Revenue from All Products	$5,210.6	(10)
Ratio of Campath to Total (Gross)	1.53%	(11)

Notes and sources:

(1) Wolters Kluwer estimated the wholesale aquistion price (WAC) of Campath to be $65.4 and $48.2 in 2008 and 2009, respectively.

(2) Bayer Press release dated March 31, 2009 gives 2008 sales of 76 million Euros. http://www.investor.bayer.com/en/news/investor-news/investor-news/showNewsItem/1036/1238595840/b47ddf044f/

(3) Exchange rate for 2009 for use in filing U.S. taxes is 1.471 from http://www.oanda.com/currency/historical-rates.

(4) Multiplying (2) and (3), 2008 sales in dollars are $111.8 million. These are assumed to be net sales. To get gross sales, we multiply by 1.33 to obtain $148.7 million. The 1.33 gross-up figure is based on the comparison of discounts to net sales revenues for Campath and other Genzyme pharmaceuticals. Specifically, it was observed that the product sales allowance for Campath, Fludara, and Leukine of $36.4 million for June-December 2009 was associated with net sales revenues of $109.6 million. This produces a ratio of 36.4/109.6 = .33, which is the gross-up percentage that was used for net sales revenue. (Genzyme 2009 10-K at 54 and 68)

(5) Ratio of U.S. sales to worldwide sales in 2008 is $65.4/148.7 = 44.0%. Using that ratio, worldwide sales in 2009 would be $48.2/.440 = $109.6 million.

(6) Genzyme received 2/3 of U.S. net profits for the 5 months January through May based on an estimated net profit rate of 50%, or $48.2*.5*2/3*5/12 = $6.7 million. To show that 50% is a conservative estimate of profits (i.e., overstates profits), we find that Genzyme's net profit is the 'Net Product Sales' less 'Cost of Products Sold' less 'Selling General and Administrative' weighted by 'Net Product sales' over 'Total Revenues' or $4,077 - $1,137 - ($1,429*($4,077/$4,516)) = $1,650 million. Genzyme's net profit rate is net profit over 'Gross Product Sales' or $1,650/$4,772 = 34.6%. (Genzyme 2009 10-K at 43 and 54)

(7) To estimate the royalty rate, we note that the rate that Genzyme will pay to Bayer for Multiple Sclerosis use of Campath is 20-35%. http://www.investor.bayer.com/en/news/investor-news/investor-news/showNewsItem/1036/1238595840/b47ddf044f/ Using a conservatively large 35% royalty rate, Genzyme's revenue for the rest of the world for five months is $61.4*.35*5/12 = $9.0 million.

(8) Based on worldwide sales for 7 months or $109.6*7/12 = $63.9 million.

(9) Based on worldwide sales for 7 months or $63.9 million and adding January-May revenue of $6.7 and $9.0 to $63.9 gives $79.6 million.

(10) Gross product sales for Genzyme are $4,771.7. (Genzyme 2009 10-K at 54) Adding service revenue ($418.5) and research and development revenue ($20.3) (Genzyme 2009 10-K at 61) to gross product sales yields $5,211.

(11) Divide (9) by (10).

Figure 2

Estimate of Ratio of Genzyme's Gross Revenue from Sale of Campath to Total Revenue

Worldwide Sales Estimated by using 2008 Ex-U.S. Sales plus 2009 U.S. Sales

	(Millions)	Notes:
U.S. WAC Sales of Campath in 2009 (split between Bayer and Genzyme)	$48.2	(1)
Estimated Worldwide Sales of Campath in 2009 Assuming Ex-U.S. Equals 2008 Sales	$131.5	(2) - (5)
Ex-U.S. Sales of Campath in 2009	$83.3	
Calculations of Genzyme Share of Campath Revenues		
First 5 Months 2009		
2/3 of U.S. Profit for 5 months	$6.7	(6)
Royalties for 5 months	$12.1	(7)
Last 7 Months 2009		
Worldwide sales June through December 2009	$76.7	(8)
Genzyme Gross Revenue from sale of Campath	$95.5	(9)
Genzyme Gross Revenue from All Products	$5,210.6	(10)
Ratio of Campath to Total (Gross)	1.83%	(11)

Notes and sources:

(1) Wolters Kluwer estimated the wholesale aquistion price (WAC) of Campath to be $65.4 and $48.2 in 2008 and 2009, respectively.

(2) Bayer Press release dated March 31, 2009 gives 2008 sales of 76 million Euros. http://www.investor.bayer.com/en/news/investor-news/investor-news/showNewsItem/1036/1238595840/b47ddf044f/ Worldwide sales assume rest of the world sales in 2009 equal rest of the world sales in 2008.

(3) Exchange rate for 2009 for use in filing U.S. taxes is 1.471 from http://www.oanda.com/currency/historical-rates.

(4) Multiplying (2) and (3), 2008 sales in dollars are $111.8 million. These are assumed to be net sales. To get gross sales, we multiply by 1.33 to obtain $148.7 million. The 1.33 gross-up figure is based on the comparison of discounts to net sales revenues for Campath and other Genzyme pharmaceuticals. Specifically, it was observed that the product sales allowance for Campath, Fludara, and Leukine of $36.4 million for June-December 2009 was associated with net sales revenues of $109.6 million. This produces a ratio of 36.4/109.6 = .33, which is the gross-up percentage that was used for net sales revenue. (Genzyme 2009 10-K at 54 and 68)

(5) Subtract U.S. WAC 2008 from Gross Worldwide Sales and add U.S. WAC 2009 or $148.7-$65.4+$48.2 = $131.5 million.

(6) Genzyme received 2/3 of U.S. net profits for the 5 months January through May based on an estimated net profit rate of 50%, or $48.2*.5*2/3*5/12 = $6.7 million. To show that 50% is a conservative estimate of profits (i.e., overstates profits), we find that Genzyme's net profit is the 'Net Product Sales' less 'Cost of Products Sold' less 'Selling General and Administrative' weighted by 'Net Product sales' over 'Total Revenues' or $4,077 - $1,137 - ($1,429*($4,077/$4,516)) = $1,650 million. Genzyme's net profit rate is net profit over 'Gross Product Sales' or $1,650/$4,772 = 34.6%. (Genzyme 2009 10-K at 43 and 54)

(7) To estimate the royalty rate, we note that the rate that Genzyme will pay to Bayer for Multiple Sclerosis use of Campath is 20-35%. http://www.investor.bayer.com/en/news/investor-news/investor-news/showNewsItem/1036/1238595840/b47ddf044f/ Using a conservatively large 35% royalty rate, Genzyme's revenue for the rest of the world for five months is $83.3*.35*5/12 = $12.1 million.

(8) Based on worldwide sales for 7 months or $131.5*7/12= $76.7 million.

(9) Based on worldwide sales for 7 months or $76.7 million and adding January-May revenue of $6.7 & $12.1 to $76.7 gives $95.5 million.

(10) Gross product sales for Genzyme are $4,771.7. (Genzyme 2009 10-K at 54) Adding service revenue ($418.5) and research and development revenue ($20.3) (Genzyme 2009 10-K at 61) to gross product sales yields $5,211.

(11) Divide (9) by (10).

Figure 3
Estimate of Ratio of Genzyme's Gross Revenue from Sale of Campath to Total Revenue
Based on IMS Data

	(Millions)	Notes:
U.S. WAC Sales of Campath in 2009 from IMS	$47.0	
Worldwide WAC Sales of Campath in 2009 from IMS	$71.0	
Ex-U.S. Sales of Campath in 2009 from IMS	$24.0	
Calculations of Genzyme Share of Campath Revenues		
First 5 Months 2009		
2/3 of U.S. Profit for 5 months	$6.5	(1)
Royalties for 5 months	$3.5	(2)
Last 7 Months 2009		
Genzyme Gross Revenue from sale of Campath	$51.5	(3)
Genzyme Total Gross Revenue	$5,210.6	(4)
Ratio of Campath to Total (Gross)	0.99%	

Notes and sources:

(1) Genzyme received 2/3 of U.S. net profits for the 5 months January through May. Net profits are estimated to be 50% of sales, so its U.S. profit for 5 months is $47.0*.5*2/3*5/12 = $6.5 million. To show that 50% is a conservative estimate of profits (i.e., overstates profits), we find that Genzyme's net profit is its 'Net Product Sales' less 'Cost of Products Sold' less 'Selling General and Administrative' weighted by 'Net Product sales' over 'Total Revenues' or $4,077 - $1,137 - ($1,429*($4,077/$4,516)) = $1,654 million. Genzyme's net profit rate is net profit over 'Gross Product Sales' or $1,654/$4,772 = 34.6%. (Genzyme 2009 10-K at 43 and 54)

(2) To estimate the royalty rate, we note that the rate that Genzyme will pay to Bayer for Multiple Sclerosis use of Campath is 20-35%. http://www.investor.bayer.com/en/news/investor-news/investor-news/showNewsItem/1036/1238595840/b47ddf044f/
Using a conservatively large 35% royalty rate, Genzyme's revenue for the rest of the world for five months is $24.0*.35*5/12 = $3.5 million.

(3) Based on worldwide sales for 7 months or $71*7/12= $41.4 million and adding January-May revenues of $6.5 plus $3.5 to $41.4 gives $51.5 million.

(4) Gross product sales for Genzyme are $4,771.7. (Genzyme 2009 10-K at 54) Adding service revenue ($418.5) and research and development revenue ($20.3) (Genzyme 2009 10-K at 61) to gross product sales yields $5,211.

Figure 4

Estimate of Ratio of Genzyme's Gross Revenue from Sale of Campath to Total Revenue

For United States to United States Sales

	(Millions)	Notes:
U.S. WAC Sales of Campath in 2009 (split between Bayer and Genzyme)	$48.2	(1)
Calculations of Genzyme Share of Campath Revenues		
First 5 Months 2009		
2/3 of U.S. Profit for 5 months	$6.7	(2)
Last 7 Months 2009		
U.S. Sales of Campath	$28.1	(3)
Genzyme Gross Revenue from sale of Campath	$34.8	(4)
Genzyme Gross Revenue from All Products	$2,779.4	(5)
Ratio of Campath to Total (Gross)	1.25%	(6)

Notes and sources:

(1) Wolters Kluwer estimated the wholesale aquistion price (WAC) of U.S. sales of Campath to be $48.2 in 2009.

(2) Based on an estimated net profit rate of 50%, Genzyme received 2/3 of U.S. profits for the 5 months January through May or $48.2*.5*2/3*5/12 = $6.7 million. To show that 50% is a conservative estimate of profits (i.e., overstates profits), we find that Genzyme's net profit is the 'Net Product Sales' less 'Cost of Products Sold' less 'Selling General and Administrative' weighted by 'Net Product sales' over 'Total Revenues' or $4,077 - $1,137 - ($1,429*($4,077/$4,516)) = $1,654 million. Genzyme's net profit rate is net profit over 'Gross Product Sales' or $1,654/$4,772 = 34.6%. (Genzyme 2009 10-K at 43 and 54)

(3) 7 months of Campath sales or $48.2*7/12 = $28.1 million.

(4) Based on U.S. sales for 7 months or $28.1 and adding January-May revenue of $6.7 to $28.1 gives $34.8 million.

(5) Genzyme U.S. Revenue grossed up by 1.17 or $2,375.5*1.17 = $2,779.4 million to account for product sales allowances which include chargebacks, rebates, discounts, and sales returns. The 1.17 gross-up figure is based on Genzyme worldwide sales as follows: 'Gross Product Sales' divided by 'Net Product Sales' or $4,772/$4,077 = 1.17. (Genzyme 2009 10-K at 43, 54, and 180)

(6) Divide (4) by (5).

Figure 5
Ratio of Biogen's Gross Revenue from sale of Rituxan for CLL to Total Biogen Gross Revenue
World to World
Assumes all CLL sales are Rituxan

	(Millions)	Notes:
Estimated U.S. Sales for CLL in 2005	$153.0	(1)
U.S. Sales for CLL in 2009	$229.5	(2)
Total Sales for CLL in 2009	$382.5	(3)
Ex-U.S. Sales for CLL in 2009	$153.0	(4)
Biogen Royalty Revenue from Ex-U.S.	$18.4	(5)
Biogen Rituxan U.S. Revenue	$51.1	(6)
Biogen Rituxan U.S. and Ex-U.S. revenue	$69.5	(7)
Biogen Gross Revenue from All Products	$4,660.4	(8)
Ratio of Rituxan to Total (Gross)	1.49%	(9)

Notes and sources:

(1) Estimated CLL Sales in the U.S. were $153 million in 2005.
http://www.redorbit.com/news/health/562960/view_current_treatment_options_for_chronic_lymphocytic_leukemia_cll/index.html#

(2) Assume that the CLL Market increases by 50% between 2005 and 2009 (about 10 percent per year).

(3) Using IMS data for Campath, the highest percent of Campath Ex-U.S. sales to total worldwide sales was 35.27% in 2008 which we round to 40%. Assuming 60% sales went to U.S., Total (Worldwide) Sales for CLL use in 2009 is $229.5/.6 = $382.5 million.

(4) For Ex-U.S. Sales Subtract (2) from (3) or $382.5-$229.5 = $153 million.

(5) Assume Royalties are 12%. For Royalty Revenue multiply (4) or $153*.12 = $18.4 million. See Genentech March 12, 2008 SEC Filing, Schedule 14A at p. 8, which describes the licensing rates on Rituxan paid by Hoffman-La Roche to Genentech both *during* the time (20%) and *after* the time (8% and 10%) Genentech pays, in turn, a royalty to Biogen. The largest difference between the before and after rates is 12%, which is what we conservatively use as the licensing rate paid by Genentech to Biogen.

(6) Biogen receives 40% of U.S. Net Profit for its Rituxan sales. (Biogen 2009 100-K at 39) Assume net profit is 50% of revenues (This assumption is conservative since Biogen's operating margin was estimated to be 40% in a January 12, 2010 presentation. http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MzY0NjI3fENoaWxkSUQ9MzU5MDA3fFR5cGU9MQ==&t=1) Biogen's share of U.S. revenues for CLL is thus 50% of revenue times .4. U.S. Revenue also includes selling and development expense estimated to be 8% of the total reimbursement of selling and development expenses in the U.S. of $65.6 or $5.2 million. (Biogen 2009 10-K at 39) The 8% is estimated conservatively by observing that Biogen Rituxan CLL Revenue for the U.S. (229.5*.5*.4=$45.9) is 6% of total Biogen Rituxan revenue from the U.S. ($773.6). (Biogen 2009 10-K at 39) Using this estimate, Biogen's U.S. Gross revenue is $45.9+$5.2= $51.1.

(7) For Rituxan Worldwide revenue add (5) and (6) or $18.4+$51.1 = $69.5 million

(8) World Gross Revenue is 'Gross Product Revenue', 'Unconsolidated Joint Business', & 'Other' or $3436+$1094.9+$129.5 = $4660.4 million. (Biogen 10-K 2009 at 36 and 41)

(9) Divide (7) by (8)

Figure 6
Ratio of Biogen's Gross Revenue from sale of Rituxan for CLL to Total Revenue
United States to United States
Assumes all CLL sales are Rituxan

	(Millions)	**Notes:**
Estimated U.S. Sales for CLL in 2005	$153.0	(1)
U.S. Sales for CLL in 2009	$229.5	(2)
Biogen Rituxan U.S. Net Revenue	$51.1	(3)
Biogen U.S. Gross Revenue	$2,624.1	(4)
Ratio of Rituxan to Total (Gross)	1.95%	(5)

Notes and Sources:

(1) Estimated CLL Sales in the U.S. were $153 million in 2005.
http://www.redorbit.com/news/health/562960/view_current_treatment_options_for_chronic_lymphocytic_leukemia_cll/index.html#

(2) Asume that the CLL Market increases by 50% between 2005 and 2009 (about 10 percent a year).

(3) Biogen receives 40% of U.S. Net Profit for its Rituxan sales. (Biogen 2009 10-K at 39) Assume net profit is 50% of revenues (This assumption is conservative since Biogen's operating margin was estimated to be 40% in a January 12, 2010 presentation. http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MzY0NjI3fENoaWxkSUQ9MzU5MDA3fFR5cGU9MQ==&t=1) Biogen's share of U.S. revenues for CLL is thus 50% of revenue times .4. U.S. Revenue also includes selling and development expense estimated to be 8% of the total reimbursement of selling and development expenses in the U.S. of $65.6 or $5.2 million. (Biogen 2009 10-K at 39) The 8% is estimated conservatively by observing that Biogen Rituxan CLL Revenue for the U.S. (229.5*.5*.4=$45.9) is 6% of total Biogen Rituxan revenue from the U.S. ($773.6). (Biogen 2009 10-K at 39) Using this estimate, Biogen's U.S. Gross revenue is $45.9+$5.2= $51.1.

(4) U.S. Products Grossed up by 1.0897 (the ratio of Gross Product Revenues/Net Product Revenues, $3436/$3152.9) or $1638*1.0897 = $1784.92 million to account for product sales allowances which include chargebacks, rebates, discounts, and sales. To get Rituxan Total U.S. revenue add 'Co-promotion profits in the US' and 'Reimbursement of selling and development expenses in the US' or $773.6 + $65.6 = $839.2 million. For Biogen Gross Revenue Combine Rituxan Total Revenue and Gross US Products $839.2+ $1784.92 = $2624.12 million. (Biogen 10-K 2009 pages 36, 39, and 41)

(5) Divide (3) by (4)